En Pointe Technologies, Inc. Reports Financial Results for the Fourth Quarter of Fiscal 2005 and Fiscal Year Ended September 30, 2005 – Total Net Sales up 22% for the Quarter and 18% for the Year

Los Angeles, CA – December 23, 2005 — En Pointe Technologies, Inc. (NASDAQ:ENPT), a leading national provider of business-to-business information technology products, services and solutions, today announced consolidated results for its fourth fiscal quarter and fiscal year ended September 30, 2005. Total net sales in the fourth quarter of fiscal year 2005 grew 22% to $87.4 million as compared to the $71.5 million reported for the fourth quarter of fiscal year 2004. Net income for fiscal year 2005 was $0.1 million, or $0.02 per basic and diluted share, as compared with the net income of $1.4 million, or $0.21 per basic and $0.20 per diluted share, reported in fiscal 2004.

“With our sales teams’ dedication to increasing revenues, we’re proud to announce that total net sales in our September 2005 quarter exceeded those in the September 2004 quarter by $15.9 million, which is a 22% growth rate” said Bob Din, CEO of En Pointe Technologies, Inc. “We are particularly pleased with the effort made in growing our services and software side of the business.” Mr. Din added, “Our software business has combined the latest in technology to enhance our customers’ ability to manage their software licensing needs with a very talented sales force with the result that our net software sales have tripled from $4.4 million in the first quarter of fiscal year 2005 to $14.7 million in the September 2005 quarter. Most of this increase came in our September 2005 quarter when sales jumped $6.6 million over the June 2005 quarter. We believe that software sales will continue to become one of our more important value-added offerings to customers.”

Both service and product revenues experienced growth with service revenues increasing 35% and product revenues increasing 20% during the September 2005 quarter as compared with that of the September 2004 quarter.

For fiscal year 2005, total net sales grew 18% to $328.3 million from $279.2 million in the prior fiscal year, thanks in part to our acquisition of Viablelinks, Inc. that contributed $15.7 million to our sales growth. Product net sales increased the most year-over-year, up 18%, while service increased 15%.

Compared to the same quarter last year, total gross profits in the September 2005 quarter improved 14%, to $9.1 million from $8.0 million, with services improving 30% to provide most of the increase. The fourth quarter of fiscal year 2005 marked an improvement in service gross profits from the trend noted in past quarters and for the 2005 fiscal year as well. For fiscal year 2005, total gross profits increased, but at a lesser rate of 2% to $35.1 million from $34.5 million in fiscal year 2004, with service gross profits declining $2.6 million, while product gross profits increased $3.2 million over the prior fiscal year. The decline in service gross profits resulted primarily from En Pointe’s efforts to increase its service revenues by offering more competitive pricing in the marketplace to attract new business as well as adding dedicated facilities

In the September 2005 quarter, En Pointe’s operating expenses increased $1.8 million, or 23%, at a faster rate than its $1.1 million gross profits improvement could support. Selling and marketing expenses increased in the September 2005 quarter as a result of the increase in the sales workforce, building up its software licensing business as well as certain other infrastructure investments that the Company made during such period. En Pointe thus experienced a $0.6 million operating loss for the September 2005 quarter as compared to $0.1 million in operating income during the September 2004 quarter and a net loss for the quarter of $0.3 million as compared to net income of $0.5 in the September 2004 quarter.

With regards to the $0.6 million operating loss in the September 2005 quarter, it should be noted that En Pointe continues to hold an approximate 38% interest in Premier BPO, Inc (“PBPO”), a start-up offshore business process outsourcing services provider, and as a result under FIN 46 accounts for its investment as a Variable Interest Entity by consolidating PBPO’s results with its own. The effect of consolidating PBPO’s financial results was to include $0.4 million of PBPO’s operating losses with En Pointe’s own in its September 2005 quarter. In addition to PBPO’s $0.4 million of losses, En Pointe incurred a $0.1 million charge to operations this quarter for the acceleration of its stock options to avoid the anticipated negative impact the vesting of these options would have on future earnings.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. is a leading national provider of business-to-business information technology products, e-business solutions and professional services to medium and large commercial customers and government and educational accounts of all sizes. A state-of-the-art e-commerce network electronically links En Pointe, via AccessPointeTM and its back-office business systems, to the largest distributors and manufacturers in the industry. En Pointe offers direct on-line access to several billion dollars of mainstream information technology products available in the U.S. while eliminating the risks associated with carrying significant inventory. Its flagship software AccessPointeTM provides En Pointe’s customers with the ability to create private electronic exchanges, accessed through the Web, procurement applications or ERP systems, to efficiently manage the procurement process and allow its customers to make fully informed strategic buying decisions. En Pointe Professional Services offers value added services such as: Pre-sales consulting, Technology Planning and Management, which includes — integration, configuration, deployment and migration, Helpdesk Support Services, Project and Program Management, and Infrastructure Support and Maintenance.

En Pointe, a minority business enterprise, is represented nationally with a concentration in over 13 sales and service markets throughout the United States, as well as a value-added ISO 9001:2000 certified integration operation in Ontario, California. Please visit En Pointe at www.enpointe.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by En Pointe with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to En Pointe ‘s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management’s projections, estimates and expectations include, but are not limited to: changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and availability of adequate financing.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 725-5212
Fax: (310) 725-9786
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 725-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September	September
	2005	2004
ASSETS:

Current assets:
Cash	$6,903	$16,072
Restricted cash	72	71
Accounts receivable, net	40,916	31,571
Inventories, net	10,367	7,105
Prepaid expenses and other current assets	764	578

Total current assets	59,022	55,397
Property and equipment, net of accumulated
depreciation and amortization	3,070	5,346
Other assets	804	689

Total assets	$62,896	$61,432

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Accounts payable, trade	$18,444	$13,971
Borrowings under line of credit	16,824	18,309
Accrued liabilities	4,344	4,087
Accrued taxes and other liabilities	3,346	1,151

Total current liabilities	42,958	37,518
Long term liability	584	5,628

Total liabilities	43,542	43,146

Minority interest	903	308
Total stockholders’ equity	18,451	17,978

Total liabilities and stockholders’ equity	$62,896	$61,432

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three months ended		Fiscal year ended
	September 30,		September 30,
	2005	2004	2005	2004

Net sales:
Product	$74,218	$61,711	$279,325	$236,707
Service	13,192	9,784	49,007	42,527

Total net sales	87,410	71,495	328,332	279,234

Cost of sales:
Product	69,109	56,762	258,516	219,124
Service	9,190	6,711	34,758	25,633

Total cost of sales	78,299	63,473	293,274	244,757

Gross profit:
Product	5,109	4,949	20,809	17,583
Service	4,002	3,073	14,249	16,894

Total gross profit	9,111	8,022	35,038	34,477

Selling and marketing expenses	6,920	5,959	25,792	22,930
General and administrative expenses	2,776	1,953	10,143	10,048

Operating (loss) income	(585)	110	(877)	1,499
Interest (income) expense, net	(29)	121	(6)	749
Other income, net	(114)	(402)	(644)	(646)

(Loss) income before income taxes and minority interest	(442)	391	(227)	1,396
Provision for income taxes	(4)	30	21	131

Income before minority interest	(438)	361	(248)	1,265
Minority interest in affiliate loss	89	117	393	136

Net (loss) income	$(349)	$478	$145	$1,401

Net (loss) income per share:
Basic	$(0.05)	$0.07	$0.02	$0.21

Diluted	$(0.05)	$0.07	$0.02	$0.20

Weighted average shares outstanding:
Basic	6,928	6,737	6,866	6,737

Diluted	7,165	6,854	7,103	6,854